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EXHIBIT 8.2

ANDREWS KURTH LLP LETTERHEAD


                                December 17, 2004


NEON Communications, Inc.
2200 West Park Drive
Westborough, MA  01581

                                   TAX OPINION

Ladies and Gentlemen:

         We have participated in the preparation of Registration Statement No. 333-119666 on Form S-4 originally filed with the Securities and Exchange Commission (the "Commission") by Globix Corporation, a Delaware corporation ("Globix"), on October 12, 2004 (as amended from time to time and together with exhibits thereto, the "Registration Statement"), in connection with the planned merger of Cornerstone Merger Corp., a corporation to be formed under the law of Delaware as a wholly owned subsidiary of Globix ("Merger Sub"), with and into NEON Communications, Inc., a Delaware corporation ("NEON"), pursuant to the Agreement and Plan of Merger, dated July 19, 2004, and the First Amendment to Agreement and Plan of Merger, dated October 8, 2004, by and among Globix and NEON (together the "Merger Agreement"), including the discussion set forth in the Registration Statement under the heading "Material Federal United States Income Tax Consequences." The transactions contemplated by the Merger Agreement will be referred to herein as the "Merger." At your request, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger, subject to your understanding and agreement that our opinion is limited by, and subject to your consent to, the limitations, conditions, qualifications, assumptions and reliance described herein.

         In arriving at the opinion expressed below, we have examined the Registration Statement, of which the joint proxy statement/prospectus of NEON and Globix (the "Proxy Statement/Prospectus") is a part, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below.

         Subject to the limitations and qualifications set forth herein and therein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading "Material United States Federal Income Tax Consequences" in the Registration Statement accurately describes the material United States federal income tax consequences of the Merger to NEON's stockholders under existing law, subject to the limitations, conditions, qualifications, assumptions and reliance described therein.


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NEON Communications, Inc.
December 17, 2004
Page 2



         Our opinion assumes and is based and conditioned upon the initial and continuing accuracy and authenticity of the statements, representations, certifications, documents, records, data, information, and assumptions set forth in the Merger Agreement and Registration Statement or provided to us in connection with the transactions contemplated thereby, including the officer's certificates delivered to us by Globix (on behalf of itself and Merger Sub) and NEON for purposes of this opinion. Furthermore, our opinion is based upon the assumption that all representations made "to the best knowledge of" any person are and will be true, correct and complete as if made without that qualification. Any inaccuracies in any of the foregoing could alter or otherwise affect the conclusions referenced in this opinion.

         In rendering our opinion, we have assumed that the Merger will occur in the manner contemplated by the Registration Statement and in accordance with the Merger Agreement and that there are no arrangements, other than those set forth in the Merger Agreement, between the parties thereto. Our opinion is based upon provisions of the United States Internal Revenue Code of 1986, as amended, regulations promulgated thereunder, interpretations thereof by the Internal Revenue Service and relevant judicial decisions, all as of the date hereof, and all of which are subject to change or further interpretation with prospective or retroactive effect. Any such change or further interpretation could alter or otherwise affect or render obsolete the conclusions referenced in this opinion. We provide no assurance that the legal authorities upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would alter or otherwise affect the conclusions referenced in this opinion. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance, or law after the date hereof.

         Our opinion is limited to the matters set forth herein. No opinion is intended to be implied or may be inferred, other than those expressly stated herein. Our opinion is based on the assumption that any disputes related to the issues addressed by our opinion will be competently and properly presented to the appropriate judicial forum. Our opinion is not binding on the Internal Revenue Service or a court. Our opinion represents merely our best legal judgment as to the matters addressed herein. Others, including the Internal Revenue Service, may disagree with some or all of the conclusions referenced in this opinion. Thus, there can be no assurance that the Internal Revenue Service would not take different or contrary positions or that a court would agree with any or all of the conclusions referenced in this opinion if the relevant issues were litigated.

         This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Proxy Statement/Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.


                                             Very truly yours,



                                             /s/ Andrews Kurth LLP